Exhibit 10.2(c)

November 9, 2015
CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106

Re:    Management Fee Under Management Agreement for CorEnergy Infrastructure Trust, Inc.

Ladies and Gentlemen:

Reference is made to that certain Management Agreement, dated as of May 8, 2015 and effective as of May 1, 2015, by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), and Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager”) (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”). Capitalized terms used and not defined herein are used as defined in the Management Agreement. The Company and the Manager have entered into this Letter Agreement to modify the application of the Management Fee provisions set forth in Section 8(a) of the Management Agreement to the value of the Black Bison Loans and the Black Bison Warrant (each as defined below), effective as of the Company’s September 30, 2015 balance sheet date.

On March 13, 2014 the Company’s wholly-owned subsidiary, Corridor Bison, LLC (“Corridor Bison”) entered into a Loan Agreement with Black Bison WS, pursuant to which Corridor Bison agreed to loan Black Bison WS up to $11.5 million (the “Black Bison WS Loan”). On July 24, 2014, Corridor Bison entered into an amendment increasing the maximum size of the Black Bison WS Loan to $12 million and the Company’s subsidiary, CorEnergy BBWS, Inc. entered into a TRS Loan Agreement, pursuant to which CorEnergy BBWS agreed to loan Black Bison WS up to $3.3 million (together with the Black Bison WS Loan, the “Black Bison Loans”). CorEnergy BBWS also holds an Amended and Restated Warrant to purchase a number of equity units representing approximately 18.72 percent of the outstanding equity of Black Bison Intermediate Holdings, LLC (the “Black Bison Warrant”).

Due to reduced drilling activity in Black Bison WS’s area of operations, the Company determined during the preparation of its financial statements for the period ended September 30, 2015 that it is necessary to record a provision for loan loss to write the Black Bison Loans down to a current value of $7,690,000, and to write off the entire book value of the Black Bison Warrant.

This letter documents that the Manager has recommended, and the Company has agreed, that solely for the purpose of calculating the quarterly Management Fee on and after the Company’s September 30, 2015 balance sheet date, that portion of the Management Fee attributable to the Company’s investment in the Black Bison Loans and the Black Bison Warrant shall be based on the estimated net realizable value of (which shall not exceed the amount invested in) such investments as of the end of the quarter for which the Management Fee is to be calculated.

The Company and the Manager mutually acknowledge and agree that this modification to the calculation of the Management Fee due as of September 30, 2015 represents a discretionary action on the part of the Manager that is not required under the terms of the Management Agreement and that, except as specifically set forth herein, all other provisions of the Management Agreement shall remain in full force and effect and shall not be affected by this Letter Agreement. Please acknowledge your agreement to the foregoing by signing this Letter Agreement as indicated below.

THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK

1100 Walnut Street Suite 3350 Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corenergy.corridortrust.com

Exhibit 10.2(c)

Very truly yours,

CORRIDOR INFRATRUST MANAGEMENT, LLC:

By:	/s/ Richard C. Green, Jr.
Name: Richard C. Green, Jr.
Title: Managing Director

Agreed and accepted:

CORENERGY INFRASTRUCTURE TRUST, INC.:

By:	/s/ David J. Schulte
Name: David J. Schulte
Title: President

1100 Walnut Street Suite 3350 Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corenergy.corridortrust.com